Exhibit 99.1

Accentia Biopharmaceuticals Acquires Worldwide Exclusive License to Revimmune

for All Autoimmune Diseases

Revimmune uses an approved drug in a new patent-pending method to eliminate autoimmunity: In clinical studies for the lead indication of multiple sclerosis (MS),

Revimmune improves function in most patients and stops progression in over 90%

of cases refractory to standard therapies

Licensed technology applicable to 80 autoimmune diseases: long-term follow-up in severe, refractory, life-threatening autoimmune aplastic anemia demonstrates 70% of patients maintain complete remissions

Tampa, Fla. — February 28, 2007 (BUSINESS WIRE) — Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) has acquired the exclusive worldwide rights for Revimmune™, a patent-pending pharmaceutical treatment in late-stage development for a variety of autoimmune diseases. The in-license advances the Company’s strategy of acquiring late stage drug candidates that can benefit from the 505(b)(2) regulatory pathway. Revimmune uses an ultra-high intensity, short-course of an intravenous formulation of an approved drug (cyclophosphamide), in a new patent-pending method to “reboot” a patient’s immune system, thereby eliminating the autoimmunity, whereas current therapies including oral cyclophosphamide are used chronically to try to suppress the inflammation of autoimmunity. Based on long-term follow-up showing complete remissions, there is substantial evidence that Revimmune has the potential to cure cases of severe refractory autoimmune diseases such as aplastic anemia and myasthenia gravis. Accentia’s lead indication for Revimmune is multiple sclerosis (MS).

The Principal Investigator for the ongoing MS study with Revimmune at Johns Hopkins University School of Medicine is Dr. Douglas Kerr, Associate Professor of Neurology. Dr. Kerr stated: “Based on follow-up of up to 2 years, most people have a substantial improvement and many have a complete elimination of disease activity.” The co-Principal Investigators on this study are Dr. Daniel Drachman and Dr. Robert Brodsky.

The Revimmune license covers all of the estimated 80 autoimmune diseases that are currently recognized. These include multiple sclerosis, systemic lupus, juvenile diabetes mellitus, rheumatoid arthritis, Crohn’s disease, myasthenia gravis, and scleroderma. To date, over 175 patients, mostly those with severe refractory autoimmune diseases, have been treated with Revimmune. The Company believes that Revimmune is a “platform” technology that can be used in any autoimmune disease.

Revimmune can be administered as an inpatient or outpatient infusion for 4 hours per day for 4 consecutive days. Patients can recover at home while their immune system reconstitutes itself over a 2 to 3 week period. Revimmune includes a risk management program to enhance patient safety by ensuring appropriate patient selection, supportive care, and tracking of outcomes data.

Developed by Dr. Richard Jones, Dr. Robert Brodsky, and colleagues at the Johns Hopkins University School of Medicine, Revimmune works by temporarily eliminating peripheral immune cells, including the immune cells causing the autoimmunity, while selectively sparing the stem cells in the bone marrow. Investigators at Hopkins discovered that stem cells uniquely have high levels of a particular protective enzyme that can be measured in advance of therapy, which makes them impervious to Revimmune, and allows the surviving stem cells to give rise to the new immune system over 2 to 3 weeks. The newly reconstituted peripheral immune system typically lacks the misdirected immunity to self-antigens, which is characteristic of autoimmune diseases.

“Revimmune complements our strategy of developing late-stage, “disruptive” clinical products based on already approved active pharmaceutical ingredients. This product strategy is the basis of our lead product, SinuNase™, in which the active pharmaceutical ingredient is the approved antifungal, amphotericin B, and which we were able to advance directly into a Fast Tracked Phase 3 clinical trial for chronic sinusitis,” said Dr. Frank E. O’Donnell, Jr., Chairman and Chief Executive Officer of Accentia Biopharmaceuticals. “Revimmune offers the hope of sustained remissions and cures for autoimmune diseases such as MS, thereby eliminating, or reducing dependence on chronic immunosuppressive therapies, which we believe are more toxic, carcinogenic, inadequate, inconvenient, and very expensive, especially in the case of monoclonal antibodies. Revimmune’s use would also obviate the risk and expense of allogeneic (donor) stem cell transplantation to treat severe cases of autoimmune diseases. After consultation with the FDA, Accentia is preparing an IND for severe refractory multiple sclerosis and is proposing to enter Phase 3 clinical trials to support licensure under the 505(b)(2) regulatory pathway, which is an abbreviated regulatory process available when dealing with approved active pharmaceutical ingredients. The IND incorporates a novel risk management program to ensure appropriate patient selection, supportive care, and tracking of outcomes, which we believe will be critical to reimbursement coverage and malpractice protection for healthcare providers.”

The technology is being licensed from Revimmune, LLC, a Hopkins Capital Group II LLC (HCG II) portfolio company, which holds the exclusive license for the technology from the Johns Hopkins University. HCG II had been exploring a license to the technology since 2003. Dr. Frank E. O’Donnell Jr. is a managing partner of HCG II. More details of the license can be found in the Company’s 8-K filing. HCG II is not affiliated with The Johns Hopkins University.

BACKGROUND ON REVIMMUNE

Studies at Johns Hopkins University School of Medicine by Dr. Jones, Dr. Brodsky, and colleagues have demonstrated the potential benefits of Revimmune in a variety of autoimmune diseases.

According to information from the National Multiple Sclerosis Society (http://nationalmssociety.org/), there are approximately 400,000 people in the US with Multiple Sclerosis. For the clinical course, 85% of patients are in the category of relapsing-remitting. Based upon a paper by D. Hirtz et al.(1), “How common are the ‘common’ neurologic disorders?,” the annual incidence of Multiple Sclerosis in the U.S. was approximately 4.2 new cases per 100,000 population in 2005.

Multiple Sclerosis:

Revimmune treatment of 20 Multiple Sclerosis patients has resulted in the following successful outcomes in 2 published studies from C. Krishnan, D. Kerr et al.(2) and D. Gladstone et al.(3):

•	All patients have had a reduction or elimination of new and enhancing lesions on the MRI

•	No patient has had a clinical exacerbation following treatment and most patients have had a reduction in EDSS and an improvement in the MSFC following treatment

•	During follow-up, no patients increased their baseline EDSS scores by more than 1.0

•	No patient had a new lesion on brain magnetic resonance imaging; no patient showed any enhancing lesions

Systemic Lupus:

Investigators have treated 40 severe systemic lupus erythematosus (SLE) patients in clinical studies with Revimmune. A significant improvement in the SLE diseases activity index was observed. There were 5 durable complete responses. Among severe, refractory cases, approximately 80% of patients treated had a complete or partial response when treated.

Myasthenia Gravis:

Using Revimmune, investigators have treated 11 patients with myasthenia gravis refractory to conventional immunosuppressive therapy. Nine of the subjects in the study markedly improved, and have returned to full activity.

Aplastic Anemia:

Acquired severe aplastic anemia (SAA) is a severe, life-threatening autoimmune disease wherein a patients’ immune system mistakenly attacks their own stem cells in their bone marrow. Most SAA patients will die within a year of diagnosis. Investigators have treated 75 SAA patients with Revimmune and the majority of patients have achieved a complete remission without the need of other immunosuppressive agents.

Autoimmune Hemolytic Anemia:

Investigators have treated 10 patients with refractory autoimmune hemolytic anemia. After Revimmune treatment, all patients responded and became transfusion independent. There were 6 patients that achieved complete remission and 3 patients that achieved partial remission. There were no relapses at a median follow-up of 15 months and 7 of the 9 patients were able to discontinue steroids.

Experience with other autoimmune diseases:

Investigators have reported favorable case experience with refractory scleroderma, acquired pemphigus, rheumatoid arthritis, and Crohn’s Disease.

References:

(1)“How common are the ‘common’ neurologic disorders?” D. Hirtz, D. J. Thurman, K. Gwinn-Hardy, M. Mohamed, A. R. Chaudhuri, and R. Zalutsky; Neurology 2007 68: 326-337.

(2)“High-Dose Cyclophosphamide in the Treatment of Aggressive Multiple Sclerosis;” Chitra Krishnan, Daniel Drachman, Justin McArthur, David Irani, Avindra Nath, Carlos Pardo-Villamizar, David Yousem, Robert Brodsky, Peter Calabresi, Douglas A. Kerr, Baltimore, MD. AAN Abstract [P01.072]; April 4, 2006.

(3)“High-Dose Cyclophosphamide for Moderate to Severe Refractory Multiple Sclerosis;” Douglas E. Gladstone, MD; Kenneth W. Zamkoff, MD; Lauren Krupp, MD; Robert Peyster, MD; Patrick Sibony, MD; Christopher Christodoulou, PhD; Emily Locher, RN; Patricia K. Coyle, MD Arch Neurol/Vol 63, Published Online August 14, 2006.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a biopharmaceutical company focused on the development of late-stage “disruptive” clinical products, especially for already-approved drugs in new formulations and/or new indications that are patent-protected and which represent new therapeutics with greater clinical and economic value. Accentia has a pipeline of products in late-stage clinical development. The company’s lead respiratory product candidate is SinuNase(TM), which is under clinical development to treat chronic sinusitis (rhinosinusitis). SinuNase is a novel application and formulation of a known anti-fungal exclusively licensed from the Mayo Foundation for Medical Education and Research. The product has been Fast Tracked by the FDA and the Company has commenced a Phase 3 clinical trial. The Company’s other lead product is BiovaxID(TM), a patient-specific anti-cancer vaccine for the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID, which is being developed by Accentia’s subsidiary, Biovest International, Inc., (OTCBB: BVTI), is currently in a Fast-Tracked Phase 3 clinical trial. For further information, please visit www.accentia.net.

About Hopkins Capital Group, LLC

The Hopkins Capital Group II, LLC (HCG II) provides key funding for “disruptive technologies” in healthcare, and has invested in companies such as Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI), BioDelivery Sciences International, Inc. (NASDAQ: BDSI), RetinaPharma Inc., and CompuPen Inc. HCG II is not affiliated with The Johns Hopkins University. The managing partner of HCG II is Frank E. O’Donnell, Jr., M.D. For further information, please visit www.hopkinscap.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about SinuNase, BiovaxID, AutovaxID, Revimmune and any other statements relating to products, product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

SOURCE: Accentia Biopharmaceuticals, Inc.

Contacts:

Revimmune and Patient Inquiries:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, PhD

(813) 864-2554 - Extension: 277

sbonitz@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth

(212)-825-3210

aholdsworth@investorrelationsgroup.com

or

Media:

Janet Vasquez or Lynn Granito

(212)-825-3210

jvasqyez@investorrelationsgroup.com

lgranito@investorrelationsgroup.com